EXHIBIT 99.1

WATERBANK OF AMERICA (USA) INC. ANNOUNCES FISCAL YEAR END CHANGE

MIAMI, February 14, 2007 -- Waterbank of America (USA) Inc. (WBKA:OTCBB) announced today that its Board of Directors has approved a change in the Company's fiscal year end from September 30 to December 31 of each year.

The fiscal year end change will align the Company's reporting cycle with the beverage industry's fiscal calendar year end and is expected to provide for more consistent quarter-to-quarter comparisons. The change will be effective with the Company's 2007 fiscal year, which began January 1, 2007 and will end December 31, 2007, and will result in a three-month transition period beginning October 1, 2006 and ending December 31, 2006.

The Company plans to provide recast historical financial information for the first three quarterly periods of 2006 (ended March 31, June 30 and September 30) on or before March 30, 2007 when it releases its results for the fourth quarter and year ended December 31, 2006. Results for the three-month transition period also are expected to be reported when the Company releases its results for fiscal year ended December 31, 2006 which is anticipated to occur on or before March 30, 2007.

Waterbank of America (USA) Inc. specializes in the manufacturing and distribution of its branded ICEROCKS® ice cubes in innovative, secure and convenient packaging, and the accumulation of fresh water assets through investment in spring sources in Canada and the United States. For more information, please visit: www.icerocks.com.

Forward-Looking Statements Disclaimer:

Certain statements contained in this release, including products, as well as statements containing words like "believes," "estimate," "expects," "anticipates," "target," "plans," "will," "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our products; our financial and technical resources relative to those of our competitors; government regulation of our products; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional spring sources; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to our business and the market for its equity and other risk factors identified from time to time in the company's SEC reports and other filings. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Contacts:

Mr. Jose Francisco Klujsza
President & CEO
Email: jfk@icerocks.com

Mr. Jean-Jean Pelletier
Co-Founder / Senior Vice President - Business Development
Email: jjp@icerocks.com

Waterbank of America (USA) Inc.
1395 Brickell Avenue, Suite 1020
Miami, Florida, 33131, USA
Telephone: (786) 597-5282
Fax: (786) 513-0858
http://www.waterbankofamerica.com

Source: Waterbank of America (USA) Inc.